    As filed with the Securities and Exchange Commission on August 13, 2004
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   CD&L, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                   22-3350958
  (State or other jurisdiction             (IRS Employer Identification No.)
of incorporation or organization)

                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                                 (201) 487-7740
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Russell J. Reardon
                   Vice President and Chief Financial Officer
                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                                 (201) 487-7740
           (Name and address, including zip code, and telephone number including area code, of agent for service)

                                    Copy to:

                                 Alan Wovsaniker
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                   CALCULATION OF REGISTRATION FEE
========================================================= ====================================================================
                                           Amount             Proposed Maximum          Proposed
                                           to be             Aggregate Offering    Maximum Aggregate         Amount of
       Title of Each Class of            Registered          Price Per Security      Offering Price       Registration Fee
   Securities to be Registered (1)
------------------------------------------------------------------------------------------------------------------------------
Non-transferable Common Stock         2,782,502 rig$ts (2)       $    (3)              $    (3)              $    (3)
Subscription Rights
------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value) (4)    2,782,502 shares (5)          $1.016           $2,827,022 (6)          $358.18
==============================================================================================================================

(1) This registration statement relates to (a) non-transferable common stock subscription rights to purchase shares of common stock of CD&L, Inc., or CD&L, which subscription rights will be issued to holders of the common stock, options to purchase common stock, and certain notes convertible into promissory stock,
(b) the shares of common stock issuable upon exercise of the subscription rights, and (c) preferred stock purchase rights associated with each such share of common stock.

(2) This amount is based upon the number of shares of common stock (i) outstanding on August 12, 2004, (ii) issuable upon exercise of options outstanding on August 12, 2004, and (iii) issuable upon conversion of convertible notes outstanding on August 12, 2004.
(3) In accordance with Rule 457(g), no additional registration fee is required in respect of the subscription rights because they are being registered in the same registration statement as the common stock underlying the subscription rights.
(4) Associated with the common stock are rights to purchase participating preferred stock, that are not exercisable or evidenced separately from the common stock prior to certain events.
(5) This amount is based upon the maximum number of shares of common stock issuable pursuant to the subscription rights.
(6) Represents the gross proceeds from the assumed exercise of all subscription rights issued.

                          ----------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED AUGUST 13, 2004

                     Up to 2,782,502 Shares of Common Stock

           (And 2,782,502 Subscription Rights to Acquire Such Shares)

                                   CD&L, INC.

         If you held CD&L common stock, options to purchase CD&L common stock, or certain notes convertible into CD&L common stock on ___________ __, 2004, the record date, we are distributing to you, at no charge, subscription rights to purchase additional shares of our common stock. You have been granted .25 subscription rights for every share of common stock that you held on the record date or were entitled to receive upon exercise of the options or conversion of the notes. This is your "basic subscription privilege." The shares of common stock issuable upon exercise of the subscription rights have attached preferred stock purchase rights issued under our stockholder protection rights plan. Each whole subscription right entitles you to purchase one share of common stock for $1.016 per share. We are distributing an aggregate of 2,782,502 subscription rights exercisable for up to 2,782,502 shares of our common stock.

         The subscription rights expire at 5:00 p.m., New York City time, on ______ __, 2004. We have the option of extending the expiration date.

         You may not sell or transfer your subscription rights under any circumstances.

         If you fully exercise your rights and other stockholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis up to a maximum of one times your basic subscription privilege. This is your "oversubscription privilege."

         Shares of our common stock are traded on the American Stock Exchange under the symbol CDV. On August 12, 2004, the closing sales price for our common stock was $1.35 per share. We expect that the shares of common stock issued in the rights offering will also be listed on the American Stock Exchange under the same symbol.

         The exercise of your subscription rights for shares of our common stock involves risks. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS. ALL EXERCISES OF SUBSCRIPTION RIGHTS ARE IRREVOCABLE.

                          ----------------------------

                                                                              Per Share            Total
                                                                              ---------            -----
Subscription price.....................................................       $1.016               $2,827,022
Underwriting discount..................................................          N/A                      N/A
Proceeds, before expenses, to CD&L.....................................       $1.016               $2,827,022

                          ----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is ______ __, 2004.


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION" WERE ACCURATE ON THE DATE ON THE FRONT COVER OF THE PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                          ----------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING...................................................................3
RISK FACTORS......................................................................................................9
FORWARD-LOOKING STATEMENTS.......................................................................................15
OUR COMPANY......................................................................................................16
USE OF PROCEEDS..................................................................................................20
CAPITALIZATION...................................................................................................21
THE RIGHTS OFFERING..............................................................................................22
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...........................................................32
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..................................................................35
DESCRIPTION OF CAPITAL STOCK.....................................................................................36
PLAN OF DISTRIBUTION.............................................................................................47
VALIDITY OF COMMON STOCK.........................................................................................48
EXPERTS..........................................................................................................48
WHERE YOU CAN FIND MORE INFORMATION..............................................................................48

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

         This section highlights information contained elsewhere or incorporated by reference in this prospectus. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common stock. You should read this entire prospectus carefully.


Q:  WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

    A: On April 14, 2004, we completed the restructuring of our senior subordinated promissory notes due January 2006 in the aggregate principal amount of $11.0 million, the "senior notes," pursuant to a restructuring and exchange agreement dated as of April 14, 2004, the "restructuring agreement," among us, the holders of the senior notes, which include BNP Paribas, Exeter Venture Lenders, L.P. and Exeter Capital Partners IV, L.P., and additional individual investors. We refer to the original holders of the senior notes collectively as the "lenders" and the individual investors collectively as the "investors."

         As part of the restructuring, the lenders exchanged $4.0 million aggregate principal amount of senior notes for an aggregate of 393,701 shares of our Series A convertible redeemable preferred stock, the "Series A preferred stock", which are initially convertible into an aggregate of 3,937,010 shares of common stock. The lenders exchanged the remaining senior notes for an aggregate of $3.0 million principal amount of our Series A convertible notes, the "Series A notes," and $4.0 million principal amount of our Series B convertible notes, the "Series B notes." The investors then purchased all of the Series A notes from the lenders for $3.0 million and an additional $1.0 million aggregate principal amount of Series A notes from us for $1.0 million. The Series A notes are initially convertible into an aggregate of 3,937,008 shares of common stock and the Series B notes are initially convertible into an aggregate of 1,968,504 shares of common stock.

         As a condition to the closing of the restructuring, we are making the rights offering in order to give holders of our common stock, options to purchase our common stock and notes convertible into our common stock, other than the Series A notes and the Series B notes, the opportunity to purchase additional shares of common stock at the same effective price per share as holders of our Series A preferred stock may acquire shares of common stock upon the conversion of such preferred stock and the Series A notes. We also are making the rights offering to raise up to approximately $2.83 million in new capital, before expenses, to be used as additional working capital for our business.

    See "The Rights Offering--Reasons for the Rights Offering" and "Description of Capital Stock."

Q:  WHAT IS THE RIGHTS OFFERING?

    A: We are distributing to holders of our common stock, options to purchase our common stock and notes convertible into our common stock, other than the Series A notes and the Series B notes, at no charge, non-transferable subscription rights to purchase shares of our common stock. The subscription rights will be evidenced by rights certificates.

Q:  WHAT IS A SUBSCRIPTION RIGHT?

    A: Each whole subscription right that we have granted to you gives you the right to purchase one share of common stock. You have been granted .25 subscription rights for every share of common stock that you held or were entitled to receive upon exercise of options or the conversion of our convertible notes, other than the Series A notes and Series B notes, at 5:00 p.m., New York City time, on ______ __, 2004. These shares of common stock include participating preferred stock purchase rights attached to such common stock under our stockholder protection rights plan.

Q:  WHAT IS THE RECORD DATE?

    A: The record date is 5:00 p.m., New York City time, on _____ __, 2004. Only holders of our common stock, options to purchase our common stock, and notes convertible into our common stock, other than the Series A notes and the Series B notes, of record on the record date will receive rights to subscribe for new shares of common stock.

Q:  WHAT IS THE SUBSCRIPTION PRICE?

    A: Each whole subscription right that you receive entitles you to purchase one share of common stock for $1.016 per share. The subscription price per share equals the conversion price of the Series A preferred stock and the Series A notes. The conversion price represented the average of the closing price per share of our common stock on the American Stock Exchange for each of the last five trading days ending on and including the last trading day immediately prior to April 14, 2004, the closing date of the restructuring of the senior notes.

    Our board of directors determined the subscription price solely by reference to the conversion price for the Series A preferred stock and the Series A notes.

    See "The Rights Offering--Determination of Subscription Price."

Q:  HOW MANY SHARES OF COMMON STOCK ARE WE OFFERING IN THE RIGHTS OFFERING?

    A: We are offering 2,782,502 shares of common stock to be issued upon the exercise of the subscription rights. The number of shares actually issued will depend upon the number of subscription rights that are exercised.

Q: HAVE ANY STOCKHOLDERS INDICATED THEIR INTENTIONS WITH RESPECT TO THEIR PARTICIPATION IN THE OFFERING?

    A:  No.

Q: ARE THERE ANY LIMITATIONS ON ANY STOCKHOLDERS' RIGHTS TO PARTICIPATE IN THE OFFERING?

    A: Under the restructuring agreement, the lenders and the investors have agreed that to the extent they exercise their subscription rights, if at all, they will only do so if the other holders of common stock do not agree to purchase, whether by exercise of their basic subscription privilege or oversubscription privilege, all of the shares of common stock offered by this prospectus.

Q:  WHERE WILL THE SHARES OF COMMON STOCK ISSUED IN THE RIGHTS OFFERING BE
    LISTED?

    A: Our common stock is traded on the American Stock Exchange under the symbol CDV. We expect that the shares of common stock issued in the rights offering will also be listed on the American Stock Exchange under the same symbol. On August 12, 2004, the closing price of the common stock on the American Stock Exchange was $1.35 per share. See "Price Range of Common Stock and Dividend Policy."

Q:  HOW LONG WILL THE RIGHTS OFFERING LAST?

    A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on ______ __, 2004, your subscription rights will expire. We may, in our sole discretion, decide to extend the rights offering from time to time. See "The Rights Offering--Expiration Date and Extensions."

Q:  WILL I RECEIVE FRACTIONAL RIGHTS OR SHARES?

    A: We are not issuing fractional rights or shares. If the number of shares of common stock that you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right. If you were the record holder of less than four shares of common stock, you are receiving one whole right.

Q:  HOW MUCH MONEY WILL WE RECEIVE FROM THE RIGHTS OFFERING?

    A: Our gross proceeds from the rights offering depends on the number of shares that are purchased. If we sell all of the shares that may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of approximately $2.83 million, before deducting expenses payable by us, estimated to be $160,000.

Q:  WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

    A: By exercising your basic subscription privilege, you may purchase 25 newly-issued shares of common stock for every 100 shares owned by you, or issuable to you upon exercise or conversion, as applicable, of options to purchase our common stock or notes convertible into our common stock, other than the Series A notes and the Series B notes, on _____ __, 2004, at the subscription price of $1.016 per share.

Q:  WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

    A: If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe for additional shares of our common stock, up to a maximum of one times your basic subscription privilege, at the same subscription price of $1.016 per share that applies to your basic subscription privilege. For example, if your basic subscription privilege entitled you to purchase 100 shares of common stock, you could subscribe for up to 100 additional shares of common stock under your oversubscription privilege.

Q:  WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

    A: We will be able to satisfy your exercise of the oversubscription privilege only if our other stockholders do not elect to purchase all of the shares of common stock offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege, provided that no stockholder will be entitled to purchase under the oversubscription privilege more than one times his basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each subscriber for additional shares has elected to purchase under the oversubscription privilege.

Q:  AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

    A: No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

Q:  WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

    A: You will retain the current number of shares of common stock, or options to purchase common stock or notes convertible into common stock, other than the Series A notes and the Series B notes held directly by you, even if you do not exercise your subscription rights. However, if other holders exercise their subscription rights, and you do not, the percentage of the common stock held directly by you will, if any, decrease and your relative voting rights will be diluted to the extent that other holders of subscription rights exercise their rights. Because the prevailing market price of our common stock may be greater than the subscription price during a portion of the offering period, if you choose not to exercise your subscription rights you could experience dilution of your economic interest.

Q:  HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

    A: You must properly complete the attached subscription certificate and deliver it, along with the subscription price for the shares for which you are subscribing, to American Stock Transfer & Trust Company , the subscription agent, before 5:00 p.m., New York City time, on _______ __, 2004. The address for the subscription agent is on page 26. See "The Rights Offering--Delivery of Subscription Materials and Payment."

Q: WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

    A: If you hold shares of common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: WILL I BE CHARGED A SALES COMMISSION OR A FEE BY CD&L IF I EXERCISE MY SUBSCRIPTION RIGHTS?

    A: No. We will not charge you a brokerage commission or a fee for exercising your subscription rights.

Q:  ARE THERE RISKS IN EXERCISING MY SUBSCRIPTION RIGHTS?

    A: Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 9.

Q:  MAY I TRANSFER MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY
    SHARES?

    A: No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights.

Q: AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

    A: No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about CD&L that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price. See "The Rights Offering--No Revocation."

Q:  CAN WE WITHDRAW THE RIGHTS OFFERING?

    A: Yes. The board of directors may decide to withdraw the rights offering at any time for any reason. If we withdraw the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest. See "The Rights Offering--Withdrawal and Amendment."

Q: IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

    A: Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q:  WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION REGARDING THE RIGHTS
    OFFERING?

    A: Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and CD&L.

Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

    A: You generally should not recognize income or loss for federal income tax purposes upon the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See "Material United States Federal Income Tax Consequences."

Q: WHEN WILL I RECEIVE CERTIFICATES FOR THE SHARES PURCHASED IN THE RIGHTS OFFERING?

    A: We will issue certificates representing shares purchased in the rights offering to you or to the Depository Trust Company on your behalf, as the case may be, as soon as practicable after the expiration of the rights offering.

Q:  WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS OR NEED ASSISTANCE?

    A: If you have other questions, need additional copies of the offering documents or otherwise need assistance, please contact:

                               Russell J. Reardon
                   Vice President and Chief Financial Officer
                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                               Phone: 201-487-7740

For a more complete description of the rights offering, see "The Rights
Offering."

                                  RISK FACTORS

         The exercise of your subscription rights for shares of our common stock involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and evaluate the following risk factors.

         Unless the context otherwise requires, references to "CD&L," "we," and "us" refer to CD&L, Inc. and its subsidiaries.

                     RISKS RELATING TO THIS RIGHTS OFFERING:

IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY BE UNABLE TO SELL ANY SHARES YOU PURCHASE AT A PROFIT, AND YOUR ABILITY TO SELL MAY BE DELAYED BY THE TIME REQUIRED TO DELIVER THE STOCK CERTIFICATES.

         The public trading price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. We cannot assure you that, after the exercise of subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until the shares that you purchase in the rights offering are delivered to you after the expiration of the rights offering, you may be unable to sell the shares. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after the expiration of the rights offering. We will not pay you interest on any funds that you deliver to the subscription agent for the exercise of subscription rights.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR RELATIVE OWNERSHIP INTEREST MAY BE DILUTED.

         If you choose not to exercise your subscription rights and you hold shares of common stock, your relative ownership and voting interests may be diluted depending on the number of shares subscribed by other stockholders. In addition, because the prevailing market price of our common stock may be greater than the subscription price for part of the offering period, if you choose not to exercise your subscription rights you could experience dilution of your economic interest.

THE SUBSCRIPTION PRICE PER SHARE IS NOT AN INDICATION OF THE VALUE OF CD&L.

         Our board of directors set the subscription price by reference to the conversion price of our Series A preferred stock and the Series A notes. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

THE RIGHTS OFFERING MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECREASE IMMEDIATELY, AND THIS DECREASE MAY CONTINUE.

         The subscription price is fixed at $1.016 per share. Depending on the trading price of the common stock during the rights offering, the subscription price, together with the number of shares that we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of the common stock. This decrease may continue after the completion of the rights offering.

THE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE, AND THERE IS NO MARKET FOR THE SUBSCRIPTION RIGHTS.

         You may not sell, give away or otherwise transfer your subscription rights. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.

YOU MAY NOT REVOKE YOUR EXERCISE OF SUBSCRIPTION RIGHTS AND WE MAY CANCEL THE RIGHTS OFFERING.

         Once you exercise your subscription rights, you may not revoke the exercise. We may close the rights offering even if less than all of the shares that we are offering are actually purchased. We may unilaterally withdraw or terminate this rights offering in our discretion until the time the share certificates are actually distributed. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, your subscription payments.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ARE UNCERTAIN.

         In general, holders of common stock, warrants, stock options and convertible promissory notes should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. Because these issues are subject to some uncertainty and because we have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding any tax consequences of the rights offering or the related share issuances under foreign, federal, state or local tax laws, we urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuances to you.

YOUR SUBSCRIPTION MAY BE REJECTED IF YOU DO NOT ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS.

         If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to ____ __, 2004, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect subscription payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility, including times of receipt and beneficial ownership. We will not accept alternative, conditional or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted. We may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities, or conditions, in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the notice is sent to correct it. You will not, however, be allowed to cure any defect after 5:00 p.m., New York City time, on ______ __, 2004. We are not obligated to notify you of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

YOU MAY BE UNABLE TO PURSUE CLAIMS AGAINST ARTHUR ANDERSEN LLP, OUR FORMER INDEPENDENT AUDITORS.

         Arthur Andersen LLP, or Andersen, has not consented to the use of its audit report in, or participated in the preparation of, this prospectus. Accordingly, your ability to seek damages from Andersen in connection with this offering will be limited. Your recovery of any damages that may be obtained will be limited as a result of Andersen's cessation of operations and other matters relating to the various civil and criminal lawsuits involving Andersen.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE LIMITED CAPITAL RESOURCES.

           We have an accumulated deficit of approximately ($6,969,000) as of June 30, 2004. Although we were in compliance with our senior notes debt covenants at December 31, 2003, we were anticipating non-compliance with certain covenants in 2004 and beyond. Subsequently, on April 14, 2004, we restructured our senior debt and related covenants. The restructuring includes an agreement among us, our lenders and certain members of CD&L management and others which improves our short-term liquidity and reduces interest expense. There can be no assurances that our lenders will agree to waive any future covenant violations, if any, continue to renegotiate and modify the terms of our loans, or further extend the maturity date, should it become necessary to do so. Further, there can be no assurances that we will be able to meet our revenue, cost or income projections, upon which the debt covenants are based.

PRICE COMPETITION COULD REDUCE THE DEMAND FOR OUR SERVICE.

         The market for our services has been extremely competitive and is expected to be so for the foreseeable future. Price competition is often intense, particularly in the market for basic delivery services where barriers to entry are low.

CLAIMS ABOVE OUR INSURANCE LIMITS, OR SIGNIFICANT INCREASES IN OUR INSURANCE PREMIUMS, MAY REDUCE OUR PROFITABILITY.

           As of April 14, 2004, we employed 171 full-time and 17 part-time employee drivers. From time to time some of those drivers are involved in automobile accidents. We currently carry liability insurance of $1,000,000 for each employee driver subject to applicable deductibles and carry umbrella coverage up to $5,000,000 in the aggregate. However, claims against us may exceed the amounts of available insurance coverage. We also contract with approximately 2,450 independent contractor drivers. In accordance with our policy, all independent contractor drivers are required to maintain liability coverage as well as workers' compensation or occupational accident insurance. If we were to experience a material increase in the frequency or severity of accidents, liability claims or workers' compensation claims, or unfavorable resolutions of claims, our operating results could be materially affected. With regards to independent contractors, we carry umbrella coverage of $5,000,000 ($2,000,000 before March 1, 2004) in the aggregate.

AS A SAME-DAY DELIVERY COMPANY, OUR ABILITY TO SERVICE OUR CLIENTS EFFECTIVELY IS OFTEN DEPENDENT UPON FACTORS BEYOND OUR CONTROL.

         Our revenues and earnings are especially sensitive to events that are beyond our control that affect the same-day delivery services industry, including:

         o  extreme weather conditions;

         o  economic factors affecting our significant customers;

         o  mergers and consolidations of existing customers;

         o  U.S. business activity; and

         o  the levels of unemployment.

OUR REPUTATION WILL BE HARMED, AND WE COULD LOSE CUSTOMERS, IF THE INFORMATION AND TELECOMMUNICATIONS TECHNOLOGIES ON WHICH WE RELY FAIL TO ADEQUATELY PERFORM.

         Our business depends upon a number of different information and telecommunication technologies as well as the ability to develop and implement new technology enabling us to manage and process a high volume of transactions accurately and timely. Any impairment of our ability to process transactions in this way could result in the loss of customers and diminish our reputation.

GOVERNMENTAL REGULATION OF THE TRANSPORTATION INDUSTRY, PARTICULARLY WITH RESPECT TO OUR INDEPENDENT CONTRACTORS, MAY SUBSTANTIALLY INCREASE OUR OPERATING EXPENSES.

         From time to time, federal and state authorities have sought to assert that independent contractors in the transportation industry, including those utilized by us, are employees rather than independent contractors. We believe that the independent contractors that we utilize are not employees under existing interpretations of federal and state laws. However, federal and state authorities have and may continue to challenge this position. Further, laws and regulations, including tax laws, and the interpretations of those laws and regulations, may change. If, as a result of changes in laws, regulations, interpretations or enforcement by federal or state authorities, we become required to pay for and administer added benefits to independent contractors, our operating costs could substantially increase.


SHAREHOLDERS WILL EXPERIENCE DILUTION WHEN WE ISSUE THE ADDITIONAL SHARES OF COMMON STOCK THAT WE ARE PERMITTED OR REQUIRED TO ISSUE UNDER CONVERTIBLE NOTES, OPTIONS AND WARRANTS.

         We are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock that is currently outstanding. If and when we issue these shares, the percentage of the common stock currently issued and outstanding will be diluted. The following is a summary of additional shares of common stock that we have currently reserved for issuance at July 1, 2004:

         o 506,250 shares are issuable upon the exercise of outstanding warrants at an exercise price of $.001 per share.

         o 4,000,000 shares are issuable upon the exercise of options or other benefits under our employee stock option plan, consisting of:

                - outstanding options to purchase 3,057,697 shares at a weighted average exercise price of $2.27 per share, of which options covering 2,191,030 shares were exercisable as of July 1, 2004; and

                - 942,303 shares available for future awards after July 1, 2004.

         o 200,000 shares are issuable upon the exercise of options or other benefits under our independent director stock option plan, consisting of:

                - outstanding options to purchase 195,000 shares at a weighted average exercise price of $1.66 per share, of which options covering 142,500 shares were exercisable as of July 1, 2004; and

                -   5,000 shares available for future awards after July 1, 2004.

         o 214,652 shares are issuable upon the exercise of outstanding convertible notes at a weighted average exercise price of $6.16 per share.

         Subsequent to the financial restructuring on April 14, 2004 of our senior notes:

         o 3,937,008 shares are issuable upon the conversion of the Series A notes at an exercise price of $1.016 per share.

         o 1,968,504 shares are issuable upon the conversion of the Series B notes at an exercise price of $2.032 per share.

         o 3,937,010 shares are issuable upon the conversion of the Series A preferred stock at an exercise price of $1.016 per share.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED SERVICE OF OUR KEY MANAGEMENT
PERSONNEL.

         Our future success depends, in part, on the continued service of our key management personnel. If certain employees were unable or unwilling to continue in their present positions, our business, financial condition, operating results and future prospects could be materially adversely affected.

IF WE FAIL TO MAINTAIN OUR GOVERNMENTAL PERMITS AND LICENSES, WE MAY BE SUBJECT TO SUBSTANTIAL FINES AND POSSIBLE REVOCATION OF OUR AUTHORITY TO OPERATE OUR BUSINESS IN CERTAIN JURISDICTIONS.

         Our delivery operations are subject to various state, local and federal regulations that in many instances require permits and licenses. If we fail to maintain required permits or licenses, or to comply with applicable regulations, we could be subject to substantial fines or our authority to operate our business in certain jurisdictions could be revoked.

OUR CERTIFICATE OF INCORPORATION, BY-LAWS, STOCKHOLDER RIGHTS PLAN AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER THAT CURRENT SHAREHOLDERS MAY CONSIDER FAVORABLE.

         Provisions of our certificate of incorporation, by-laws and our stockholder protection rights plan, as well as Delaware law, may discourage, delay or prevent a merger or acquisition that you may consider favorable. These provisions of our certificate of incorporation and by-laws:

         o establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting;

         o     authorize the board of directors to issue preferred stock;

         o     prohibit cumulative voting in the election of directors;

         o     limit the persons who may call special meetings of stockholders;

         o     prohibit stockholder action by written consent; and

         o establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

         We have adopted a stockholder protection rights plan in order to protect against offers to acquire us that our board of directors believes to be inadequate or not otherwise in our best interests. There are, however, possible disadvantages to having the plan in place, which might adversely impact us. The existence of the plan may limit our flexibility in dealing with potential acquirers in certain circumstances and may deter potential acquirers from approaching us. Further, as a result of the April 14, 2004, restructuring of the senior notes, our executive officers and directors as of July 1, 2004, own 44.6% of our common stock on a fully diluted basis (excluding out-of-the-money stock options) and Paribas and Exeter collectively own 45.6% of our common stock on a fully diluted basis (excluding out-of-the-money stock options). (Note: The sum of individual beneficial ownership percentages can exceed 100% due to the nature of the calculation which assumes total outstanding shares and the exercise of all convertible instruments for any individual shareholder without regard to exercise of similar instruments by any other shareholder.) Such concentration of ownership may also deter potential acquirers from approaching us.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the other documents incorporated into this prospectus by reference, including our annual report on Form 10-K for the year ended December 31, 2003, include statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including the risks described under "Risk Factors" in this prospectus, general economic and business conditions, the business opportunities, or lack thereof, that may be presented to and pursued by us, changes in law or regulations and other factors, many of which are beyond our control. You should not rely on these forward looking statements, which apply only as of the date of this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these factors.

                                   OUR COMPANY

GENERAL

         We are one of the leading national full-service providers of customized, same-day, time-critical, delivery services to a wide range of commercial, industrial and retail customers. We provide our services throughout the United States.

         We offer the following delivery services:

         o rush delivery service, typically consisting of delivering time-sensitive packages, such as critical parts, emergency medical devices and legal and financial documents from point-to-point on an as-needed basis;

         o routed services, providing, on a recurring and often daily basis, deliveries from pharmaceutical suppliers to pharmacies, from manufacturers to retailers, and the inter-branch distribution of financial documents in a commingled system;

         o facilities management, including providing and supervising mailroom personnel, mail and package sorting, internal delivery and outside local messenger services; and

         o dedicated contract logistics, providing a comprehensive solution to major corporations that want the control, flexibility and image of an in-house fleet with the economic benefits of outsourcing.

         Our principal offices are located at 80 Wesley Street, South Hackensack, New Jersey 07606, and our telephone number is (201) 487-7740. We do not intend for information contained on our website, www.cdl.net, to constitute part of this prospectus. We were incorporated in the State of Delaware in June 1994.

RECENT DEVELOPMENTS

         On April 14, 2004, we completed the restructuring of our senior notes in the aggregate principal amount of $11.0 million, pursuant to a restructuring and exchange agreement dated as of April 14, 2004, among us, the lenders and the investors.

         As part of the restructuring, the lenders exchanged $4.0 million aggregate principal amount of senior notes for an aggregate of 393,701 shares of our Series A preferred stock. The lenders exchanged the remaining $7.0 million aggregate principal amount of senior notes for an aggregate of $3.0 million principal amount of Series A notes and $4.0 million principal amount of Series B notes. The investors then purchased all of the Series A notes from the lenders for $3.0 million and an additional $1.0 million aggregate principal amount of Series A notes from us for $1.0 million.

         Concurrent with the closing of the restructuring, we entered into a stockholders agreement and a registration rights agreement with the lenders and the investors. Under the stockholders agreement, neither we nor any of our subsidiaries will take any of the following actions without the written consent of the holders of a majority of the Series A preferred stock:

         o enter into any agreement to sell or sell all or substantially all of our assets;

         o enter into any agreement or take any action to effect a capital reorganization of CD&L or any consolidation or merger involving us and another entity;

         o enter into any agreement or take any action to liquidate or wind up the business or affairs of CD&L;

         o amend, alter or repeal any provision of, or add any provision to, our certificate of incorporation, any certificate of designations of our preferred stock or our bylaws if such action would adversely alter or change in any material respect the rights, preferences or privileges of the Series A preferred stock;

         o incur any additional indebtedness exceeding $5,000,000 in aggregate principal amount that is senior to the Series A notes or the Series B notes other than indebtedness existing as of the date of the stockholders agreement or replacement financing or refinancing of such existing debt;

         o enter into any agreement or take any action to make an acquisition, investment or divestiture exceeding $2,500,000;

         o enter into any agreement to issue or issue any additional shares of common stock, or securities convertible into or exercisable for shares of common stock, excluding shares issuable upon conversion of the Series A preferred stock or the Series A notes or the Series B notes, to any affiliate of CD&L without consideration or for a consideration per share less than the fair market value, as defined in the stockholders agreement, per share of the common stock; except that this restriction shall not apply to grants or issuances to our officers or directors pursuant to our existing or subsequently adopted stock option or other employee benefit plans; or

         o enter into any other transaction with any of our affiliates which is not on terms which would result from an arm's length transaction, except that this provision shall not apply to any employment-related or other compensatory arrangement between us and any of our affiliates in their capacities as our officers, directors, or employees.

We also granted to each of the lenders and the investors a right of first offer with respect to future sales for cash by us of shares of, or securities convertible into or exercisable for any shares of, any class of our capital stock to any person or entity other than one of our directly or indirectly, wholly-owned subsidiaries.

         Under the stockholders agreement we agreed to increase the number of members of our board of directors to 11 if the lenders as holders of the Series A preferred stock exercise their rights to elect two directors. The lenders and the investors agreed, whenever directors are to be elected, to vote all of the shares of our capital stock that then own in favor of the three representatives designated by the investors, who initially are Albert W. Van Ness, Jr., William
T. Brannan, and Michael Brooks, and in favor of two representatives designated by the lenders, should the lenders make such designation. The individuals so designated by the investors are referred to as the "investor directors," and the individuals so designated by the lenders are referred to as the "lender directors."

         If:

         o we repay any portion of the principal amount of the Series A notes held by the investors and if the Series A preferred stock has not been converted or redeemed by April 14, 2011; or

         o if we take any of the actions described above without obtaining the requisite approval of the holders of the Series A preferred stock,

then upon the occurrence of any of such actions or at the later of the date of the principal payment to the investors or April 14, 2011, the investors have agreed, in lieu of voting for the investor directors, to nominate and vote all of their shares of our capital stock in favor of the election of three additional individuals designated by the lenders as members of our board of directors.

         Under the registration rights agreement, if the holders of either:

         o a majority of the shares of common stock issued or issuable upon conversion of the Series A preferred stock, or

         o a majority of the shares of common stock issued or issuable upon conversion of the Series A notes and the Series B notes,

request that we register such shares of common stock, we will use our best efforts to effect, at our expense, the registration for resale of all of the registrable securities that any holders of the Series A preferred stock, the Series A notes and the Series B notes request be registered. We will file the registration statement within 60 days after such request. We are not required to effect more than one such demand registration in any 12-month period. We will use our best efforts to maintain the effectiveness of the registration statement until the earlier of:

         o     the first date that there are no registrable securities; and

         o the date as of which the registration statement has been effective for 180 days.

When we use the term "registrable securities," we are referring to the shares of common stock issuable or issued upon conversion of the Series A preferred stock, the Series A notes and the Series B notes or upon exercise of the warrants to purchase common stock held by the lenders, and any shares of common stock issued or issuable with respect to such shares of common stock referred to above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization or otherwise. As to any registrable securities, once issued, such securities will cease to be registrable securities when they have been distributed to the public pursuant to an offering registered under the Securities Act of 1933, or the Securities Act, sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act or any successor rule or cease to be outstanding.

         If, while a demand registration request is pending, our legal counsel advises us that the filing of a registration statement would require disclosure of a material financing or investment transaction, which disclosure we reasonably determine in good faith would have a material adverse effect on us, we are not required to effect the demand registration until the earlier of:

         o the date upon which such material financing or investment transaction is otherwise disclosed to the public or ceases to be material; and

         o     90 days after we make such good faith determination.

We may not exercise this right of delay more than once in any 12-month period.

         We also granted the lenders and the investors unlimited piggyback registration rights to include their registrable securities in any registration statement that we propose filing to register, whether for our own account or otherwise, any of our equity securities under the Securities Act, other than this rights offering or a transaction described in Rule 145 under the Securities Act or on Form S-4 or S-8.

                                 USE OF PROCEEDS

         If the rights offering is fully subscribed, the maximum net proceeds to us from the sale of common stock in the rights offering are estimated to be approximately $2.67 million after deducting estimated offering expenses of $160,000.

         The principal purposes of the rights offering are to give holders of our common stock the opportunity to purchase additional shares of common stock at the same effective price per share as holders of our Series A preferred stock may acquire shares of common stock upon the conversion of the Series A preferred stock.

         We have no specific plans for the use of the net proceeds of the rights offering. We intend to use the net proceeds primarily for general corporate purposes, including working capital. Until we use the net proceeds of this offering, we intend to pay down short term debt or invest the net proceeds in interest-bearing, investment-grade securities.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of March 31, 2004, on an actual, pro forma restructuring and pro forma as adjusted basis. The actual column reflects our capitalization as of March 31, 2004, on a historical basis, without any adjustments to reflect subsequent events. The pro forma restructuring information reflects the completion of the restructuring of the senior notes on April 14, 2004, including:


         o the exchange of $4.0 million aggregate principal amount of senior notes for an aggregate of 393,701 shares of our Series A preferred stock;

         o the exchange of $7.0 million aggregate principal amount of senior notes for an aggregate of $3.0 million principal amount of Series A notes and $4.0 million principal amount of Series B notes;

         o the sale of an additional $1.0 million aggregate principal amount of Series A notes.


The pro forma as adjusted data includes the pro forma restructuring information and assumes gross proceeds of approximately $2.83 million from the rights offering, prior to reduction for $160,000 in estimated offering expenses, and the issuance of 2,782,502 shares of common stock issuable in the rights offering.



                                       ------------------------------------------------------------------------------------
                                                                          March 31, 2004
                                       ------------------------------------------------------------------------------------
                                                                                                  Pro Forma as Adjusted
                                                                                                     For Rights Offering
                                           Actual                              Pro-forma         -----------------------------
                                        (Unaudited)          Adjustments     Restructuring       Adjustments         Pro Forma
                                        -----------          -----------     -------------       -----------         ---------

Cash.............................       $          697             ---            $ 697              124               $ 821




Total Debt (including current portion)


      Revolving credit facility...               3,543           (1,000)            2,543          (2,543) (b)            ---
      Seller notes/other debt.....               3,025              ---             3,025             ---               3,025
      Senior notes (before Original
       Issue Discount).............             11,000          (11,000)               ---            ---                 ---
      Series A debentures.........                 ---            4,000             4,000             ---               4,000
      Series B debentures.........                 ---            4,000             4,000             ---               4,000

                                       ---------------     -------------     -------------     -----------       -------------
      Total debt..................              17,568           (4,000)           13,568          (2,543)             11,025
                                       ---------------     -------------     -------------     -----------       -------------




Stockholders' Equity


      Preferred stock.............                 ---            4,000             4,000             ---               4,000
      Common stock................                   8                                  8               3                  11
      Paid in capital/treasury stock            12,721                             12,721           2,664              15,385
      Accumulated deficit.........              (6,977)            (377) (a)       (7,354)            ---              (7,354)
                                       ---------------     -------------     -------------     -----------       -------------

      Total Stockholders' equity..               5,752            3,623             9,375           2,667              12,042

                                       ---------------     -------------     -------------     -----------       -------------


Total Capitalization (c).........         $ 22,623            $    (377)         $ 22,246         $   ---            $ 22,246
                                       ===============     =============     =============     ===========       =============

 Notes:

      (a) After tax impact of write-off of deferred financing costs and Original Issue Discount totaling $628,000 pretax.
      (b) Assumes rights offering is fully subscribed and estimated expenses total $160,000.
      (c) Equity plus Debt, less cash on hand.

                               THE RIGHTS OFFERING

         Before exercising any subscription rights, you should read carefully the information set forth under "Risk Factors" beginning on page 9 of this prospectus.

SUBSCRIPTION RIGHTS

         As soon as practicable after the date of this prospectus, we are distributing to the holders of record of our common stock, options to purchase our common stock and notes convertible into our common stock, other than the Series A notes and the Series B notes, as of 5:00 p.m., New York City time, on _______ __, 2004, at no charge, .25 subscription rights for each share of our common stock they own or are entitled to receive upon exercise or conversion of such options and notes. The subscription rights will be evidenced by rights certificates. Each whole subscription right that you receive entitles you to purchase one share of our common stock at the subscription price. You are not required to exercise any or all of your subscription rights.

         We will not issue fractional subscription rights. If the number of shares of common stock you held or were entitled to receive upon the exercise of options or the conversion of convertible notes on the record date would have resulted in your receipt of fractional subscription rights, the number of subscription rights issued to you will be rounded up to the nearest whole right.

SUBSCRIPTION PRICE

         Each whole subscription right that you receive entitles you to purchase one share of our common stock at the subscription price of $1.016 per share. The subscription price per share equals the conversion price of the Series A preferred stock and the Series A notes. The conversion price represented the average of the closing price per share of our common stock on the American Stock Exchange for each of the last five trading days ending on and including the last trading day immediately prior to April 14, 2004, the closing date of the restructuring of the senior notes. The subscription price applies to the exercise of the basic subscription privilege and the oversubscription privilege.

DETERMINATION OF SUBSCRIPTION PRICE

         Our board of directors determined the subscription price solely be reference to the conversion price for the Series A preferred stock.

         The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price because of fluctuations in the trading price of our common stock prior to the closing of the rights offering.

         We did not seek or obtain the opinion of any independent financial advisor or investment bank in establishing the subscription price for the offering. You should not consider the subscription price as being indicative of the value of CD&L or our common stock. On August 12, 2004, the closing sale price of our common stock was $1.35 per share.

BASIC AND OVERSUBSCRIPTION PRIVILEGES

         Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every whole right that you receive, or effectively 25 shares of common stock for every 100 shares of common stock that you owned or were entitled to receive upon the exercise of options to purchase common stock or the conversion of our convertible notes, other than the Series A notes and the Series B notes, on the record date.

         Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege, up to a maximum of one times your basic subscription privilege. For example, if your basic subscription privilege entitled you to purchase 100 shares of common stock, you could subscribe for up to 100 additional shares of common stock under your oversubscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has elected to purchase under the oversubscription privilege. We will not allocate to you more than the number of shares that you have actually subscribed and paid for and no stockholder will be entitled to purchase under his oversubscription privilege more than one times his basic subscription privilege.

         You are not entitled to exercise the oversubscription privilege unless you elect to exercise your basic subscription privilege in full. For this oversubscription purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

         You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full. In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares that you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this rights offering. Interest will not be payable on amounts refunded.

         Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to American Stock Transfer & Trust Company and us and report certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report:

         o the number of shares that they held on the record date on behalf of each beneficial owner,

         o the number of rights as to which they have exercised the basic subscription privilege on behalf of each beneficial owner,

         o whether each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and

         o the number of shares that they are subscribing for under the oversubscription privilege for each beneficial owner.

         If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time that you exercise your basic subscription privilege.

REASONS FOR THE RIGHTS OFFERING

         As a condition to the closing of the restructuring, we are making the rights offering in order to give holders of our common stock the opportunity to purchase additional shares of common stock at the same effective price per share as holders of our Series A preferred stock and Series A notes may acquire shares of common stock upon the conversion of those securities. We also are making the rights offering to raise up to approximately $2.83 million in new capital, before expenses, to be used as additional working capital for our business.

NO BOARD RECOMMENDATION

         Our board of directors is not making any recommendation to you as to whether you should exercise any of your subscription rights. In making the decision whether to exercise your subscription rights, you must consider your own best interests.

EXPIRATION DATE AND EXTENSIONS

         You may exercise your subscription right at any time before 5:00 p.m., New York City time, on _____ __, 2004, the expiration date for the rights offering. However, we may extend the period for exercising your subscription rights from time to time in our sole discretion. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.

         We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

WITHDRAWAL AND AMENDMENT

         We reserve the right to withdraw or terminate the rights offering for any reason at any time before shares certificates are actually distributed. If the offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

         We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

         o mail notice of the amendment to all stockholders of record as of the record date;

         o     extend the expiration date by at least 10 days; and

         o offer all subscribers no less than 10 days to revoke any subscription already submitted.

         The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

NON-TRANSFERABILITY OF THE SUBSCRIPTION RIGHTS

         Only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights under any circumstances.

PROCEDURES TO EXERCISE SUBSCRIPTION RIGHTS

         To exercise your subscription rights, you must deliver the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on ____ ___, 2004, the date on which the subscription rights expire:

         o your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

         o your full subscription price payment for each share subscribed for under your basic subscription privilege and oversubscription privilege.

         If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent. Do not send your rights certificate(s) or subscription price payment to us.

         You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration date.

SIGNATURE GUARANTEE MAY BE REQUIRED

         Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

         o your rights certificate provides that shares are to be delivered to you as the record holder of those subscription rights, or

         o     you are an eligible institution.

METHOD OF PAYMENT

         If you exercise any subscription rights, you must deliver full payment in the form of:

         o a personal check or certified check, cashier's check or bank draft drawn upon a United States bank or a money order payable to American Stock Transfer & Trust Company, as Subscription Agent."

         o a wire transfer of immediately available funds to the account maintained by the subscription agent at:


                               JPMorgan Chase Bank
                                 ABA #021-000021
                             Account No. 323-062520
                                 FBO: CD&L, Inc.
               Attention: American Stock Transfer & Trust Company,
                      as Subscription Agent for CD&L, Inc.

Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer.

         For you to timely exercise your subscription rights, the subscription agent must actually receive full payment of the subscription price for all shares that you are purchasing pursuant to your basic subscription privilege and oversubscription privilege before the expiration date. Payment will be deemed to have been received by the subscription agent only upon:

         o receipt by the subscription agent and clearance of any uncertified check,

         o receipt by the subscription agent of any certified check, cashier's check or bank draft drawn upon a United States bank or a U.S. postal money order, or

         o receipt of good funds in the subscription agent's account designated above.

         Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of an uncertified personal check, you should make the payment sufficiently in advance of the expiration date of the rights offering to ensure that your check actually clears and the subscription agent receives the funds before that date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of a certified or cashier's check, money order or wire transfer of funds.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

         You should deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery and nominee holder certifications, to the subscription agent by mail, hand delivery or overnight courier to:

                     American Stock Transfer & Trust Company
                          Attention: Subscription Agent
                           59 Maiden Lane, Plaza Level
                            New York, New York 10038
                              Phone: (800) 937-5449

         Eligible institutions may also deliver documents by facsimile transmission. The subscription agent's facsimile number is (718) 234-5001. You should confirm receipt of all facsimile transmissions by calling (800) 937-5449.

         Your delivery to an address other than the address set forth above will not constitute valid delivery.

GUARANTEED DELIVERY PROCEDURES

         If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent on or before the expiration date, you may alternatively exercise your subscription rights by causing all of the following to occur within the time prescribed:

         o Full payment must be received by the subscription agent prior to the expiration date for all shares you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege;

         o A properly executed Notice of Guaranteed Delivery, substantially in the form distributed to you by us with your rights certificate, must be received by the subscription agent at or prior to the expiration date;

         o The properly completed rights certificate evidencing your subscription rights being exercised, with any required signatures guaranteed, to the subscription agent within three American Stock Exchange trading days following the date of your Notice of Guaranteed Delivery; and

         o If you are a nominee holder of subscription rights, the Nominee Holder Certification must also accompany the Notice of Guaranteed Delivery.

         Your Notice of Guaranteed Delivery must be executed by both you and one of the following:

         o     a member firm of a registered national securities exchange;

         o     a member of the National Association of Securities Dealers, Inc.;

         o a commercial bank or trust company having an office or correspondent in the United States; or

         o other eligible guarantor institution qualified under a guarantee program acceptable to the subscription agent.

The co-signing institution must guarantee in your Notice of Guaranteed Delivery that you will deliver to the subscription agent the rights certificates evidencing the subscription rights you are exercising within three American Stock Exchange trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of subscription rights.

         You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment." You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Facsimile No.: (718) 234-5001). To confirm facsimile deliveries, you may call (800) 937-5449.

         Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the subscription agent, whose address and telephone numbers are set forth above.

NO REVOCATION

         You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

INCOMPLETE FORMS; INSUFFICIENT PAYMENT

         If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised based on the actual payment delivered. We will make this determination as follows:

         o you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and

         o if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds.


If we do not apply your full subscription price payment to your purchase of shares of common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

ISSUANCE OF STOCK CERTIFICATES

         Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Unless you instruct otherwise in your rights certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF COMMON STOCK ARE ISSUED

         The Subscription Agent will hold your payment of the subscription price payment in a segregated account with JPMorgan Chase Bank with other payments received from other rights holders until the rights offering is consummated and we issue your shares to you. If the rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments.

INSTRUCTIONS TO NOMINEE HOLDERS

         If you are a broker, a trustee or a depositary for securities or other nominee holder of common stock for beneficial owners of the common stock at the close of business on ______ __, 2004, the record date for the rights offering, you should notify the beneficial owners of the common stock of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to the subscription rights as described in the suggested form of letter of instructions from nominee holders to beneficial owners that we have provided to you for your distribution to the beneficial owners.

         If the beneficial owners so instruct, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the Nominee Holder Certification form accompanying this prospectus which we will provide to you with your rights offering materials.

INSTRUCTIONS TO BENEFICIAL OWNERS

         If you are a beneficial owner of shares of common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the Beneficial Owners Election Form. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

PROCEDURES FOR DTC PARTICIPANTS

         We expect that your exercise of your basic subscription privilege and your oversubscription privilege may be made through the facilities of the Depository Trust Company, or DTC. If you held of record through DTC, you may exercise your basic subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for, and your subscription price payment for each share you subscribed for pursuant to your subscription rights.

         If you exercise the basic subscription privilege through DTC, in full with respect to shares of common stock that you hold for your own account or for the account of a beneficial owner, you may exercise the oversubscription privilege with respect to such shares of common stock at the time you exercise the basic subscription privilege by making payment of the appropriate subscription price for the number of shares of common stock for which the oversubscription privilege is to be exercised.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

         We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

         Neither we nor the subscription agent have any duty to notify you of any defect or irregularity in connection with your submission of rights certificates or other required documents, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

         If you are given notice of a defect in your subscription, you generally will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on ______ ___, 2004. We will not consider an exercise to be made until all defects have been cured or waived.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES

         We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of subscription rights or ownership of additional shares and if, at the expiration date, you have not obtained the required clearance or approval. We will not pay any expenses that you incur in seeking clearance or approval.

         We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which the rights offering is not permitted. We may delay the commencement of the rights offering in any state or other jurisdiction if necessary to comply with local laws. We may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the terms and conditions of the rights offering to permit us to conduct the rights offering in such state or jurisdiction.

FOREIGN OR OTHER STOCKHOLDERS LOCATED OUTSIDE THE UNITED STATES

         Rights certificates will not be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. In those cases, the rights certificates will be held by the subscription agent for those stockholders. To exercise their subscription rights, these stockholders must notify the subscription agent prior to 5:00 p.m., New York City Time, on the third business day prior to the expiration date. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your subscription rights will expire.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

         Assuming we issue all of the shares of common stock offered in the rights offering, 2,782,502 additional shares of common stock will be issued and outstanding. This would represent an approximate 36.3% increase in the number of our shares of common stock outstanding at July 1, 2004, and an approximate 13.0% increase in the number of our shares of common stock outstanding at July 1, 2004, assuming the exercise or conversion, as applicable, of all of our then outstanding options, warrants and convertible securities.

FEES AND EXPENSES

         We will pay all fees charged by the subscription agent. Neither CD&L nor the subscription agent is charging you any fees to exercise your subscription rights, other than the payment of the subscription price. You are responsible for paying any third-party commissions, fees, taxes or other expenses that you incur in exercising your subscription rights. Neither CD&L nor the subscription agent will pay any of your expenses.

SUBSCRIPTION AGENT

         We have appointed American Stock Transfer & Trust Company as the subscription agent for the rights offering. We will pay the fees and certain expenses of the subscription agent, which we estimate will total $7,500. We may indemnify the subscription agent from liabilities that may arise in connection with the rights offering.

IF YOU HAVE QUESTIONS

         You should direct any questions, requests for assistance concerning the subscription rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

                               Russell J. Reardon
                   Vice President and Chief Financial Officer
                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                               Phone: 201-487-7740

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes the material United States federal income tax consequences of the rights offering to holders of our common stock, warrants, stock options, or convertible promissory notes who hold any such assets as capital assets for United States federal income tax purposes. The following discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, and related United States Treasury Regulations, administrative rulings, and judicial decisions now in effect, any of which may change at any time. Any such change may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described in this summary, possibly with adverse effects to some or all of the holders.

         This discussion applies only to holders who or that are United States persons. For this purpose, a "United States person" means a person who or that is, for United States federal income tax purposes:

         o an individual citizen or resident of the United States or an individual treated as a United States citizen or resident for United States federal income tax purposes;

         o a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

         o an estate the income of which is subject to United States federal income taxation regardless of its source; and

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if such trust validly elects to be treated as a United States person for United States federal income tax purposes.

         This discussion does not describe all the tax consequences that may be relevant to holders of our common stock, warrants, stock options, and convertible promissory notes in light of their particular circumstances or to holders subject to special rules under United States federal income tax law, such as (1) holders of options granted in connection with the performance of services, (2) dealers in securities or currencies, (3) financial institutions,
(4) investors in pass-through entities, (5) tax-exempt entities, (6) insurance companies, (7) persons holding common stock as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk management transaction,
(8) holders whose "functional currency" is not the United States dollar, and (9) holders who acquired stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. Moreover, this discussion does not address alternative minimum taxes, other federal taxes, or any state, local, or foreign tax laws. Accordingly, you should consult your own tax advisor with respect to the particular tax consequences to you of the rights offering or the related share issuance.

RECEIPT OF THE SUBSCRIPTION RIGHTS

         Holders of common stock, warrants, and stock options should not recognize taxable income for federal income tax purposes upon the distribution and receipt of the subscription rights.

         While there is no direct authority on the treatment to holders of convertible promissory notes, we believe that such holders should not recognize taxable income for federal income tax purposes upon the distribution and receipt of subscription rights; instead, we believe that the receipt of the rights by the holders should be treated as a return of an allocable portion of the basis in their notes (the basis in the notes being allocated between the notes and the distributed rights in proportion to their relative fair market values). We cannot assure you, however, that the Internal Revenue Service will not take a different position.

TAX BASIS AND HOLDING PERIOD OF THE RIGHTS

         Generally, the tax basis of the subscription rights received by holders of common stock, warrants, and stock options should be zero. However, the basis in the subscription rights may be different if (1) the fair market value of a subscription right on the date of the distribution is equal to or greater than 15% of the fair market value of one share of common stock, or (2) the holder makes a special irrevocable election. If either of these two exceptions applies, then the holder's basis in the subscription rights will be determined by allocating the adjusted basis in the shares with respect to which the subscription rights are issued between such shares and the subscription rights in proportion to their relative fair market values on the date that the subscription rights are distributed. This allocation, however, will be effective only if the holder exercises the subscription rights.

         The holding period of subscription rights received as a distribution with respect to common stock, warrants, or stock options should include that holder's holding period for the common stock, warrants, or stock options prior to the distribution of the rights.

         The basis of the subscription rights received by holders of convertible promissory notes will equal the allocated basis described above. While the matter is not free from doubt, it is likely that the holding period of the subscription rights received by holders of convertible promissory notes will begin on the day following the day that the subscription rights are received.

LAPSE OF THE RIGHTS

         Holders of common stock, warrants, and stock options who allow the subscription rights to lapse should not recognize any gain or loss, and no adjustment should be made to the basis of the common stock, warrants, or stock options.

         The treatment to holders of convertible promissory notes who allow the subscription rights to lapse is unclear. Such holders may recognize a capital loss in an amount equal to the basis in the subscription rights. Alternatively, such holders may be treated in the same manner as holders of common stock, warrants, and stock options who allow subscription rights to lapse, as described above.

EXERCISE OF THE RIGHTS

         Holders of common stock, warrants, stock options not granted in connection with the performance of services, and convertible promissory notes will not recognize gain or loss upon exercise of the subscription rights.

TAX BASIS AND HOLDING PERIOD OF COMMON STOCK RECEIVED ON EXERCISE OF THE RIGHTS

         The basis of the common stock received on exercise of the subscription rights by holders of common stock, warrants, stock options not granted in connection with the performance of services, and convertible promissory notes will be equal to the sum of the exercise price and the holder's basis in the rights, if any. The holding period to these holders for the common stock acquired through exercise of the rights will begin on the date that the rights are exercised.

SALE OF COMMON STOCK RECEIVED ON EXERCISE OF THE RIGHTS

         The sale of any shares of common stock received on exercise of the subscription rights will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's basis in the shares. The gain or loss will be long-term capital gain or loss if the holding period of the stock is more than one year.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

PRICE RANGE OF COMMON STOCK

         Our common stock has been trading on the American Stock Exchange under the symbol "CDV" since February 23, 1999. On August 12, 2004, the last trading day prior to our filing of the registration statement of which this prospectus is a part, the closing price of our common stock on the American Stock Exchange was $1.35 per share. On ________ __, 2004, the record date for the rights offering, the closing price of our common stock on the American Stock Exchange was $___ per share.

         The following table sets forth the high and low closing sales prices for the common stock for 2002, 2003 and 2004 to date.


                                                                                                 Prices
              Year                  Quarter Ended                                           High                Low
              ----                  -------------                                           ----                ---

              2002                  March 31...................................            $0.61              $0.38
                                    June 30....................................             0.70               0.44
                                    September 30...............................             0.58               0.40
                                    December 31................................             0.62               0.46

              2003                  March 31...................................            $0.59              $0.48
                                    June 30....................................             0.55               0.34
                                    September 30...............................             0.94               0.44
                                    December 31................................             1.06               0.65

              2004                  March 31...................................            $1.61              $0.78
                                    June 30....................................             2.15               0.93
                                    September 30 (through August 12, 2004).....             2.17               1.33


DIVIDENDS

         We have not declared or paid any dividends on our common stock. We intend to retain earnings to support our growth strategy and do not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion. Our ability to pay cash dividends on the common stock is also limited by the terms of our revolving credit facility.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital stock consists of 30,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.001 per share, of which 393,701 shares of preferred stock are designated as Series A preferred stock. At July 1, 2004, 7,688,027 shares of common stock were issued, of which 7,658,660 shares of common stock were outstanding and 29,367 shares were held in treasury. At July 1, 2004, 393,701 shares of Series A preferred stock were issued and outstanding.

COMMON STOCK

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors.

         Subject to the rights of any then outstanding shares of preferred stock, the holders of the common stock are entitled to such dividends as our board of directors may declare in its discretion out of funds legally available for that purpose. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all of our liabilities and any preferential liquidation rights of any preferred stock then outstanding. The common stock has no preemptive rights to purchase shares of our capital stock. Shares of common stock are not subject to redemption and are not convertible into or exchangeable for any other securities. All outstanding shares of common stock are, and the shares of common stock that we may issue pursuant to this prospectus will be upon their issuance, fully paid and nonassessable.

SERIES A PREFERRED STOCK

         On April 13, 2004, the board of directors approved the authorization and issuance of 393,701 shares of Series A preferred stock.

         The Series A preferred stock ranks senior to all of our other capital stock with respect to the payment of dividends. We may not declare or pay any dividend on the common stock, other than a dividend payable solely in shares of common stock, or any other capital stock unless we also pay a dividend on each share of Series A preferred stock equal to the product of the per share dividend to be paid on the junior securities multiplied by the number of shares of common stock into which such Series A preferred stock is convertible immediately prior to the dividend record date.

         In the event of a change in control of CD&L, each share of Series A Preferred Stock will be entitled to be paid, prior to any payment in respect of any of our other equity securities, an amount equal to $10.16 plus any accrued but unpaid dividends on the Series A preferred stock, subject to adjustment in the event of a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the Series A preferred stock. After we have made full payment to the holders of the Series A preferred stock, any remaining assets available for distribution will be paid to the holders of the common stock. For purposes of this section, a "change in control" means the occurrence of any of the following events:

         o the consummation of any consolidation or merger of CD&L in which we are not the surviving corporation or pursuant to which the common stock would be converted into cash, securities or other property, other than a merger in which the holders of the common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

         o the consummation of any sale, lease, exchange or other transfer, in one or more related transactions, of all, or substantially all, of our assets, other than to one of our subsidiaries or affiliates;

         o approval by the stockholders of any plan or proposal for our liquidation or dissolution;

         o any action pursuant to which any person, corporation or other entity, other than the lenders and any person who owned more than 10% of the of the outstanding shares of common stock on April 14, 2004, us or any benefit plan sponsored by us or our subsidiaries, shall become the "beneficial owner," as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors representing 51% or more of the combined voting power of all of our then outstanding voting securities, calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities, unless, prior to such person so becoming such a beneficial owner, our board of directors determines that such person so becoming such beneficial owner does not constitute a change in control; or

         o     the individuals:

               - who, at April 14, 2004, including the nominees of the holders of the Series A preferred stock, constitute the board of directors, which we refer to as the "original directors;"

               - who after April 14, 2004, are elected to the board of directors and whose election, or nomination for election, to the board was approved by a vote of at least two thirds of the original directors then still in office, which subsequently elected directors we refer to as the "additional original directors;" and

               - who after April 14, 2004, are elected to the board of directors and whose election or nomination for election to the board was approved by a vote of at least two thirds of the original directors and additional original directors then still in office, cease for any reason to constitute a majority of the members of the board of directors.

         Each share of Series A preferred stock is convertible at any time at the option of the holder into the number of shares of common stock derived by dividing the issue price of $10.16 by the conversion price then in effect, with fractional shares being rounded to the nearest full share. The initial conversion price is $1.016, subject to adjustment in the event of any subdivision, by stock split, stock dividend or otherwise, of the common stock or any combination of the common stock. Upon conversion, we will pay in cash to the holder of the Series A preferred stock being converted an amount equal to all accrued but unpaid dividends upon such Series A preferred stock, if any, to the date of conversion, without interest. If we issue to holders of common stock shares of capital stock, other than common stock, then provision must be made so that each holder of Series A preferred stock shall, upon conversion, have the right to receive an equal amount of capital stock as if the Series A preferred stock had been converted at the time the capital stock was issued.

         The Series A preferred stock does not have any voting rights except:

         o     as otherwise required by law;

         o as set forth in any agreement between us and the holders of the Series A preferred stock;

         o as provided in the certificate of designations for the Series A preferred stock;

         o or so long as at least 196,851 shares of Series A preferred stock are outstanding, subject to adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting the shares, the holders of Series A Preferred Stock, voting as a class, have the right to elect two members of the board of directors.

Each holder of Series A preferred stock is entitled to one vote for each share of Series A preferred stock on matters on which the holders of Series A preferred stock are entitled to vote.

         Concurrent with the closing of the restructuring, we entered into a stockholders agreement and a registration rights agreement with the lenders and the investors. Under the stockholders agreement, neither we nor any of our subsidiaries will take any of the following actions without the written consent of the holders of a majority of the Series A preferred stock:

         o enter into any agreement to sell or sell all or substantially all of our assets;

         o enter into any agreement or take any action to effect a capital reorganization of CD&L or any consolidation or merger involving us and another entity;

         o enter into any agreement or take any action to liquidate or wind up the business or affairs of CD&L;

         o amend, alter or repeal any provision of, or add any provision to, our certificate of incorporation, any certificate of designations of our preferred stock or our bylaws if such action would adversely alter or change in any material respect the rights, preferences or privileges of the Series A preferred stock;

         o incur any additional indebtedness exceeding $5,000,000 in aggregate principal amount that is senior to the Series A notes or the Series B notes other than indebtedness existing as of the date of the stockholders agreement or replacement financing or refinancing of such existing debt;

         o enter into any agreement or take any action to make an acquisition, investment or divestiture exceeding $2,500,000;

         o enter into any agreement to issue or issue any additional shares of common stock, or securities convertible into or exercisable for shares of common stock, excluding shares issuable upon conversion of the Series A preferred stock or the Series A notes or the Series B notes, to any affiliate of CD&L without consideration or for a consideration per share less than the fair market value, as defined in the stockholders agreement, per share of the common stock; except that this restriction shall not apply to grants or issuances to our officers or directors pursuant to our existing or subsequently adopted stock option or other employee benefit plans; or

         o enter into any other transaction with any of its affiliates which is not on terms which would result from an arm's length transaction, except that this provision shall not apply to any employment-related or other compensatory arrangement between us and any of our affiliates in their capacities as our officers, directors, or employees.

         Subject to our ability to effect a redemption under Delaware law, we have the right, upon not less than 30 days' notice, to redeem all or any portion of the outstanding Series A preferred stock at the redemption price of $10.16 per share.

UNDESIGNATED PREFERRED STOCK

         The board of directors has the authority, without action by the stockholders, to designate and issue the remaining shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any of the remaining shares of preferred stock upon the rights of the holders of the common stock until the board of directors determines the specific rights of the holders of such shares. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and hindering or preventing a change of our control without further action by the stockholders, thereby protecting management.

SERIES A NOTES

         In April 2004, we issued an aggregate of $4.0 million principal amount of Series A notes, all of which is outstanding. The Series A notes mature on April 14, 2011, and bear interest at the rate of:

         o 9% per year from April 14, 2004, the issue date, until April 14, 2006;

         o     10.5% per year from April 14, 2006, until April 14, 2008; and

         o     12% per year from April 14, 2008, until maturity.

Payments on the Series A notes are due quarterly. The Series A notes are subordinated in right of payment to our indebtedness under our revolving credit facility.

         The holders of the Series A notes may convert the Series A notes, in whole or in part, into shares of common stock at anytime prior to maturity. The number of shares of common stock into which the Series A notes are convertible shall equal the number determined by dividing the sum of the outstanding principal amount of the Series A notes to be converted plus the accrued but unpaid interest on such Series A notes by the conversion price. The initial conversion price for the Series A notes is $1.016, subject to adjustment in the event of a dividend on the common stock in shares of common stock or other securities immediately convertible into common stock, a stock split or a combination of shares of the common stock. The holders of the Series A notes shall have the right to convert the Series A notes into common stock upon a change in control. For purposes of the Series A notes the term "change in control" has the same meaning as it does for purposes of the Series A preferred stock.

SERIES B NOTES

         In April 2004, we issued an aggregate of $4.0 million principal amount of Series B notes, all of which is outstanding. The terms of the Series A notes are identical to those of the Series A notes except that the initial conversion price of the Series B notes is $2.032.

STOCKHOLDER PROTECTION RIGHTS PLAN

         On December 27, 1999, the board of directors announced the declaration of a dividend payable January 7, 2000, of one right for each outstanding share of common stock held of record at the close of business on January 6, 2000, the record time, or issued after that date and prior to the separation time and after that date under options and convertible securities outstanding at the separation time. The rights were issued pursuant to a stockholder protection rights agreement, dated as of December 27, 1999, between us and American Stock Transfer & Trust Company, as rights agent. Each right entitles its registered holder to purchase from us after the separation time, one one-hundredth of a share of participating preferred stock, par value $0.01 per share, for $27.00, subject to adjustment.

         The rights will be evidenced by the common stock certificates until the close of business on the earlier of (either, the "separation time"):

         o the tenth business day, or such later date as the board of directors may from time to time fix by resolution adopted prior to the separation time that would otherwise have occurred, after the date on which any person commences a tender or exchange offer which, if consummated, would result in the person's becoming an acquiring person; and

         o the first date or such later date as the board of directors may from time to time fix, the "flip-in date," of public announcement by us or any person that the person has become an acquiring Person, which date of public announcement we refer to as the "stock acquisition date;"

provided that if the foregoing results in the separation time being prior to the record time, the separation time shall be the record time; and provided further that if a tender or exchange offer referred to above is canceled, terminated or otherwise withdrawn prior to the separation time without the purchase of any shares of stock pursuant to the offer, the offer will deemed not to have been made. For purposes of the rights agreement, an "acquiring person" is any person having beneficial ownership of 15% or more of the outstanding shares of common stock, which term shall not include:

         o us, any of our wholly-owned subsidiaries or any of our employee stock ownership or other employee benefit plans;

         o any person who is the beneficial owner of 15% or more of the outstanding common stock on December 27, 1999, or who becomes the beneficial owner of 15% or more of the outstanding common stock solely as a result of our acquisition of common stock, until the time that the person acquires additional common stock, other than through a dividend or stock split;

         o any person who becomes the beneficial owner of 15% or more of the outstanding common stock without any plan or intent to seek or affect control of us if the person promptly divests sufficient securities such that such 15% or greater beneficial ownership ceases, or

         o any person who beneficially owns shares of common stock consisting solely of:

               - shares acquired pursuant to the grant or exercise of an option granted by us in connection with an agreement to merge with, or acquire, us entered into prior to a flip-in date;

               - shares owned by such person and its affiliates and associates at the time of such grant; and

               - shares, amounting to less than 1% of the outstanding common stock, acquired by affiliates and associates of such person after the time of such grant.

The rights agreement provides that, until the separation time, the rights will be transferred only with the common stock. Common stock certificates issued after the record time, but prior to the separation time, shall evidence one right for each share of common stock represented by the certificates and shall contain a legend incorporating by reference the terms of the rights agreement, as amended from time to time. Notwithstanding the absence of the legend, a certificate evidencing shares of common stock outstanding at the record time shall also evidence one right for each share of common stock evidenced by the certificate. Promptly following the separation time, separate certificates evidencing the rights, the rights certificates, will be mailed to holders of record of common stock at the separation time.

         For purposes of the rights agreement, a person generally will be deemed the "beneficial owner," and to have "beneficial ownership" of, and to "beneficially own," any securities as to which the person or any of the person's affiliates or associates is or may be deemed to be the beneficial owner of under Rule 13d-3 and 13d-5 under the Exchange Act, as in effect on December 27, 1999, as well as any securities as to which the person or any of the person's affiliates or associates has the right to become the beneficial owner of, whether the right is exercisable immediately or only after the passage of time or the occurrence of conditions, under any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, other than the rights to purchase the participating preferred stock, warrants or options, or otherwise.

         The rights will not be exercisable until the business day following the separation time. The rights will expire on the earliest of:

         o     the exchange time;

         o     the close of business on January 7, 2010;

         o     the date on which the rights are redeemed as described below; and

         o upon the merger of us into another corporation pursuant to an agreement entered into prior to a stock acquisition date,

in any such case, the expiration time.

         The exercise price and the number of rights outstanding, or in certain circumstances the securities purchasable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution in the event of a common stock dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

         In the event that prior to the expiration time a flip-in date occurs, we will take such action as shall be necessary to ensure and provide that each right, other than rights beneficially owned by the acquiring person or any affiliate or associate thereof, which rights shall become void, shall constitute the right to purchase from us, upon the exercise thereof in accordance with the terms of the rights agreement, that number of shares of common stock having an aggregate market price, on the stock acquisition date that gave rise to the flip-in date, equal to twice the exercise price for an amount in cash equal to the then current exercise price. The board of directors may, at its option, at any time after a flip-in date and prior to the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of common stock, elect to exchange all, but not less than all, of the then outstanding rights, other than rights beneficially owned by the acquiring person or any affiliate or associate thereof, which rights become void, for shares of common stock at an exchange ratio of one share of common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the separation time. Immediately upon such action by the board of directors, the exchange time, the right to exercise the rights will terminate and each right will then represent only the right to receive a number of shares of common stock equal to the exchange ratio.

         For purposes of the rights agreement, the "market price" per share of any securities on any date generally means the average of the daily closing prices per share of such securities on each of the 20 consecutive trading days through and including the trading day immediately preceding the date.

         Whenever we become obligated, as described in the preceding paragraph, to issue shares of common stock upon exercise of or in exchange for rights, we, at our option, may substitute for the shares of common stock shares of participating preferred stock, at a ratio of one one-hundredth of a share of participating preferred stock for each share of common stock so issuable.

         In the event that prior to the expiration time we enter into, consummate or permit to occur a transaction or series of transactions after the time an acquiring person has become such in which, directly or indirectly:

         o we shall consolidate or merge or participate in a binding share exchange with any other person if, at the time of the consolidation, merger or share exchange or at the time we enter into an agreement with respect to the consolidation, merger or share exchange, the acquiring person controls the board of directors and:

               - any term of or arrangement concerning the treatment of shares of capital stock in the merger, consolidation or share exchange relating to the acquiring person is not identical to the terms and arrangements relating to other holders of common stock; or

               - the person with whom such transaction or series of transactions occurs is the acquiring person or an affiliate or associate thereof, or

         o we shall sell or otherwise transfer, or one or more of our subsidiaries shall sell or otherwise transfer, assets:

               - aggregating more than 50% of the assets (measured by either book value or fair market value); or

               - generating more than 50% of our operating income or cash flow, of us and our subsidiaries, taken as a whole,

               to any other person, other than us or one or more of our wholly owned subsidiaries, or to two or more such persons which are affiliated or otherwise acting in concert, if, at the time of the sale or transfer of assets or at the time we, or any of our subsidiaries, enter into an agreement with respect to the sale or transfer, the acquiring person controls the board of directors, a "flip-over transaction or event,"

         we shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur such flip-over transaction or event until it shall have entered into a supplemental agreement with the person engaging in the flip-over transaction or event or the parent corporation thereof, the "flip-over entity", for the benefit of the holders of the rights, providing, that upon consummation or occurrence of the flip-over transaction or event:

         o each right shall thereafter constitute the right to purchase from the flip-over entity, upon exercise thereof in accordance with the terms of the rights agreement, that number of shares of common stock of the flip-over entity having an aggregate market price on the date of consummation or occurrence of such flip-over transaction or event equal to twice the exercise price for an amount in cash equal to the then current exercise price; and

         o the flip-over entity shall thereafter be liable for, and shall assume, by virtue of such flip-over transaction or event and such supplemental agreement, all of our obligations and duties under the rights agreement.

For purposes of the foregoing description, the term "acquiring person" shall include any acquiring person and its affiliates and associates counted together as a single person.

         On April 14, 2004, in connection with the restructuring of our senior notes, the board of directors amended the definition of "acquiring person" for purposes of the rights agreement to provide that none of BNP Paribas, Exeter Venture Lenders, L.P. and Exeter Capital Partners IV, L.P., collectively, the "lenders," and the individual investors, including members of our management, who purchased the Series A notes as part of the restructuring nor any affiliate of any of the lenders or the investors, shall be deemed to be an acquiring person within the meaning of the rights agreement:

         o on account of CD&L and any of the lenders or investors, or any affiliate of any of the lenders or investors, entering into any of the documents relating to the restructuring of the senior notes or exercising any subscription rights,

         o as a result of the consummation of any of the transactions contemplated under the documents relating to the restructuring of the senior notes or the conversion, exercise or exchange of any of our securities:

               -    held by any lender or investor as of April 14, 2004, or

               - issued to the lenders or investors pursuant to the documents relating to the restructuring and,

               in the case of any such conversion, exercise or exchange, in accordance with the terms of such securities, or

         o as a result of any additional acquisition of our securities by any of the lenders or investors provided that no such additional acquisition by any of the lenders or investors shall result in such lender or investor being the beneficial owner of 30% or more of the outstanding shares of common stock.

The amendment also provided generally that, neither a "stock acquisition date," "flip-in date," nor "flip-over transaction or event," as defined in the rights agreement, shall occur upon:

         o the execution of any of the documents relating to the restructuring by the parties thereto,

         o     the commencement of this rights offering,

         o the exercise of subscription rights by any of the lenders or investors,

         o the consummation of any of the transactions contemplated under the documents relating to the restructuring, including any conversion, exercise or exchange by any of the lenders or investors of any of the securities issued to such lender or investor pursuant to such documents, which conversion, exercise or exchange is in accordance with the terms of such security,

         o any conversion, exercise or exchange by any of the lenders or investors of any of our securities held by such lender or investor as of April 14, 2004, in accordance with the terms of such security, or

         o any additional acquisition of our securities by any of the lenders or investors provided that no such additional acquisition by any of the lenders or investors shall result in such lender or investor being the beneficial owner of 30% or more of the outstanding shares of common stock.

         The board of directors may, at its option, at any time prior to the flip-in date, redeem all, but not less than all, of the then outstanding rights at a price of $.01 per right, the redemption price, as provided in the rights agreement. Immediately upon the board of directors' election to redeem the rights, without any further action or notice, the rights will no longer be exercisable, and each right will represent only the right to receive the redemption price in cash.

         The holders of rights will, solely by reason of their ownership of rights, have no rights as stockholders, including, without limitation, the right to vote or receive dividends.

         The rights do not prevent a takeover of us. However, the rights may cause substantial dilution to a person or group that acquires 15% or more of the common stock unless the rights are first redeemed by the board of directors. Nevertheless, the rights should not interfere with a transaction that is in our best interests and those of our stockholders because the rights can be redeemed on or prior to the flip-in date, before the consummation of the transaction.

         As long as the rights are attached to the common stock, we will issue one right with each new share of common stock so that all such shares will have rights attached.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND STOCKHOLDER AGREEMENTS

         Delaware law and our certificate of incorporation, bylaws and agreements with our stockholders could make it more difficult for another person to acquire us and to remove incumbent directors and officers. Some of these provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that protecting our ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal outweighs the disadvantages of discouraging a takeover proposal because negotiation of a proposal could result in an improvement of its terms.

         Section 203 of the Delaware General Corporation Law. We are subject to
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a for a period of three years following the date the person became an interested stockholder. Section 203 generally does not apply if the business combination or the transaction in which the person became an interested stockholder is approved in advance. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, with affiliates and associates, owns or, within three years before the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. Section 203 may delay or prevent a change in control of us without further action by the stockholders.

         On April 13, 2004, the board of directors approved the lenders and the investors' acquisition of our securities as part of the restructuring of our senior notes, their acquisition of our securities in this rights offering, as well as the acquisition by any of them of any other of our securities, provided that such acquisition of additional securities does not result in such lender or investor owning more than 30% of our then outstanding voting stock. As a result, these completed and potential future acquisitions of securities did not and will not trigger the prohibitions of Section 203.

         Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws:

         o establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting of stockholders;

         o authorize the board of directors to issue preferred stock without stockholder approval;

         o     prohibit cumulative voting in the election of directors;

         o limit the persons who may call special meetings of the stockholders;

         o     prohibit stockholder action by written consent; and

         o establish advance notice requirements for nominations for the election of directors and for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions may discourage or delay a hostile takeover of us or changes in our control or management.

         Stockholders Agreement. In connection with the restructuring of our senior notes, we entered into a stockholders agreement with the lenders and the investors. As noted above, under "--Series A Preferred Stock," we agreed not to enter into a number of significant transactions without first obtaining the written consent of the holders of a majority of the Series A preferred stock. Without such consent, a potential acquisition of us, including one which our board of directors or the other stockholders otherwise were in favor of, could be prevented from occurring.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, and its address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

                              PLAN OF DISTRIBUTION

         We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for these services other than their normal employment compensation.

         We will pay American Stock Transfer & Trust Company, the subscription agent, a fee of $7,500 plus expenses, for their services in connection with this rights offering. We have agreed to indemnify the subscription agent from any liability it may incur in connection with the rights offering.

         On or about __________ __, 2004, we will distribute the subscription rights and copies of this prospectus to holders of our common stock, options to purchase our common stock and our convertible notes, other than the Series A notes and Series B notes, on the record date. If you wish to exercise your rights and subscribe for new shares of common stock, you should follow the procedures described under "The Rights Offering--Procedures to Exercise Subscription Rights." The subscription rights generally are non-transferable; there are substantial restrictions on the transfer of subscription rights, as described under "The Rights Offering--Non-transferability of the Subscription Rights."

         We expect that shares of our common stock received through the exercise of subscription rights will be traded on the American Stock Exchange under the symbol "CDV," the same symbol under which our currently outstanding shares of common stock now trade.

                            VALIDITY OF COMMON STOCK

         The legality of the common stock offered hereby will be passed upon by the law firm of Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2003 and 2002, and for the years then ended and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in fiscal 2002 in method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and
(ii) the application of procedures relating to the restatement discussed in Note 19 and the transitional disclosures described in Notes 2 and 7 related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such restatement and transitional disclosures), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of CD&L, Inc., for the year ended December 31, 2001, incorporated in this prospectus by reference from such Annual Report have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Arthur Andersen LLP issued the report as of the dates indicated on the report and such report has not been reissued. See "Risk Factors--You may be unable to pursue claims against Arthur Andersen, our former independent auditors." On August 5, 2002, we dismissed Arthur Andersen LLP as our independent auditors and retained Deloitte & Touche LLP as our independent auditors.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC, as required by the Securities Exchange Act of 1934. You may read and copy the reports, proxy statements and other information that we have filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file information electronically with the SEC, including CD&L. Our common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

         The SEC allows us to incorporate by reference into this prospectus information that we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

         o our annual report on Form 10-K for the year ended December 31, 2003, filed on April 14, 2004,

         o our quarterly reports on Form 10-Q for the quarter ended March 31, 2004, filed on May 19, 2004,

         o our current report on Form 8-K filed on March 16, 2004, both of our current reports on Form 8-K filed on April 19, 2004, and our current report on Form 8-K filed on May 24, 2004,

         o the description of our common stock contained in our registration statement on Form 8-A, filed on February 9, 1999, including all amendments and reports filed for the purpose of updating such description, and

         o all of our filings pursuant to the Securities Exchange Act of 1934 made after the date of the original filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement.

         This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of our company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

         You can request a copy of any document incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address:


                                   CD&L, Inc.
                               Investor Relations
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                            Telephone: (201) 487-7740

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the registration of the shares of common stock covered by the prospectus are set forth in the following table. All amounts except the registration fee are estimated:

            Securities and Exchange Commission registration fee          $  358
            American Stock Exchange listing fee                           6,429
            Printing and engraving expenses                              30,000
            Accounting fees and expenses                                 15,000
            Legal fees and expenses                                     100,000
            Subscription agent fees and expenses                          7,500
            Miscellaneous                                                   713
                                                                     ----------
                  Total                                                $160,000
                                                                     ==========

Item 15.  Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law, or DGCL, a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL, however, provides that such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe that his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification and advancement of expenses through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors, officers, employees and agents. Indemnification of directors and officers is mandatory to the extent a claim, issue or matter has been successfully defended on the merits or otherwise.

         Article Seventh of our Second Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that such person is or was one of our directors or officers or is serving any other incorporated or unincorporated enterprise in any of such capacities at our request.

         Article Eighth of our Second Restated Certificate of Incorporation also contains a provision limiting the personal liability of our directors to us and our stockholders the fullest extent permitted or authorized by the DGCL. Under the DGCL, such provision would not limit liability of a director for (i) breach of the director's duty of loyalty (i.e., a director's duty to refrain from self-dealing in relation to the Company), (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transactions from which the director derives an improper benefit. This provision may have no effect on liability for violations of the federal securities laws.

Item 16.  Exhibits.


Exhibit
Number                                 Description
------                                 -----------

4.1               Form of Rights Certificate.

5.1               Opinion of Lowenstein Sandler PC.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1              Powers of Attorney (see page II-6 of this Form S-3).

99.1              Form of Instructions as to Use of Rights Certificates.

99.2              Form of Notice of Guaranteed Delivery for Rights Certificate.

99.3              Form of Letter to Security Holders Who Are Record Holders.

99.4 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5              Form of Letter to Clients of Security Holders Who Are
                  Beneficial Holders.

99.6              Form of Nominee Holder Certification Form.

99.7              Substitute Form W-9 for Use with the Rights Offering.

99.8              Form of Beneficial Owner Election Form.

99.9              Form of Subscription Agency Agreement between CD&L, Inc.
                  and American Stock Transfer & Trust Company.


Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs a(1)(i) and a(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Hackensack, State of New Jersey, on August 13, 2004.


                                           CD&L, INC.


                                           By:   /s/ Albert W. Van Ness, Jr.
                                                -----------------------------
                                                  Albert W. Van Ness, Jr.,
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert W. Van Ness, Jr. and Russell J. Reardon, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                      Title                                    Date
           ---------                                      -----                                    ----

/s/ Albert W. Van Ness, Jr.                   Chairman of the Board,                          August 13, 2004
---------------------------                   Chief Executive Officer and
Albert W. Van Ness Jr.                        Director (Principal Executive Officer)

/s/ William T. Brannan                        President, Chief Operating Officer and          August 13, 2004
---------------------------                   Director
William T. Brannan

/s/ Russell J. Reardon                        Vice President, Chief Financial Officer         August 13, 2004
---------------------------                   (Principal Financial and Accounting
Russell J. Reardon                            Officer)


/s/ Michael Brooks                            Group Operations President and Director         August 13, 2004
---------------------------
Michael Brooks

/s/ Thomas E. Durkin, III                     Director                                        August 13, 2004
---------------------------
Thomas E. Durkin, III

/s/ Jon F. Hanson                             Director                                        August 13, 2004
---------------------------
Jon F. Hanson

/s/ Marilu Marshall                           Director                                        August 13, 2004
---------------------------
Marilu Marshall

/s/ Matthew Morahan                           Director                                        August 13, 2004
---------------------------
Matthew Morahan

/s/ John A. Simourian                         Director                                        August 13, 2004
---------------------------
John A. Simourian

/s/ John S. Wehrle                            Director                                        August 13, 2004
---------------------------
John S. Wehrle

                                INDEX TO EXHIBITS

Exhibit
Number                                  Description
------                                  -----------

4.1               Form of Rights Certificate.

5.1               Opinion of Lowenstein Sandler PC.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1              Powers of Attorney (see page II-6 of this Form S-3).

99.1              Form of Instructions as to Use of Rights Certificates.

99.2              Form of Notice of Guaranteed Delivery for Rights Certificate.

99.3              Form of Letter to Security Holders Who Are Record Holders.

99.4 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5              Form of Letter to Clients of Security Holders Who Are
                  Beneficial Holders.

99.6              Form of Nominee Holder Certification Form.

99.7              Substitute Form W-9 for Use with the Rights Offering.

99.8              Form of Beneficial Owner Election Form.

99.9              Form of Subscription Agency Agreement between CD&L, Inc.
                  and American Stock Transfer & Trust Company.